Exhibit 10.7

Option Agreement between Knowledge Machine, Inc.

and Score Technologies, Inc.

Comes now the parties, Knowledge Machine, Inc. , (“KMI”), a Nevada corporation with an address at 3344 Hill Street, San Diego, CA 92106, and Score Technologies, Inc. (“Score” or the “Company”), a Colorado corporation with an address at 254 W. Hanley Ave., Suite A, Coeur d’Alene, Idaho, and agree as follows as of the date specified on the last page of this agreement:

Whereas, Score has developed a computer software App (the “SCOREISPAPP”) which is designed to maximize the bandwidth potential of a computer network;

Whereas, the SCOREISPAPP is now functional in a demonstration version which may reside and function on an Apple Macbook or Apple MacAir or similar Apple Mac products but is not yet developed for Windows or Android devices, but it is fully envisioned that the SCOREISAPP will extend to these devices in the future;

Whereas, the SCOREISPAPP also needs certain wrappers and consumer oriented coded functions so that it may be sold via various App stores, the Company website, and websites of co-marketers of the Company;

Whereas, the SCOREISPAPP uses certain proprietary data packet channeling techniques which are at the core of the functionality of the product and are the primary reason users experience improvements in the functioning of their computer network while using the SCOREISPAPP;

Whereas, such proprietary data and functions require additional protection to ensure that the consumer marketed model cannot be reverse engineered or proprietary techniques compromised to outside parties;

Whereas, the remaining software coding work to be done is estimated at about three months and funding of approximately $250,000;

Therefore, the Company estimates that given sufficient funding the deliverable consumer product which could be marketed to the general public would be available by approximately the end of September, 2014.

Whereas, KMI has expressed interest in investing in the Company;

Whereas, KMI has also expressed interest in marketing the SCOREISPAPP in the countries of India and China (including Taiwan);

Whereas, KMI is interested in obtaining exclusive options on these territories wherein such options could be exercised after the SCOREISPAPP is fully market ready – including all current and future versions including those for iPhone, Apple computer products, PC computer products, and Android devices;

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Therefore, it is agreed as follows;

KMI shall promptly invest $50,000 in the current private placement funding of the Company at $0.50 per share using the subscription agreement substantially in the form attached hereto as Exhibit A;

KMI shall pay the Company $25,000 for an exclusive option to enter into a license agreement substantially in the form attached hereto as Exhibit B for the territory being the Country of India. Such option period shall begin on the date of this agreement indicated below and shall terminate six months after the date that the Company notifies KMI that a commercially available SCOREISPAPP is available for general sale and solicitation to the public. During the option period, the Company shall not grant to any other person or entity a license (or an option to acquire a license) covering such territory and the product described in Exhibit B. The Company shall use its best efforts to develop, as promptly as possible, a commercially available SCOREISPAPP for general sale and solicitation to the public, and the Company shall promptly notify KMI when the SCOREISPAPP is commercially available.

KMI shall additionally pay the Company $25,000 for an exclusive option to enter into a license agreement substantially in the form attached hereto as Exhibit C for the territory being the Countries of China and Taiwan. Such option period shall begin on the date of this agreement indicated below and shall terminate six months after the date that the Company notifies KMI that a commercially available SCOREISPAPP is available for general sale and solicitation to the public. During the option period, the Company shall not grant to any other person or entity a license (or an option to acquire a license) covering such territory and the product described in Exhibit C.

KMI shall be entitled to elect, during the option periods described above, (1) to enter into both of the license agreements referred to in the preceding two paragraphs (either pursuant to one option exercise notice or two option exercise notices delivered on the same date or different dates), (2) to elect to enter one of the license agreements but not the other license agreement, or (3) to elect not to enter into either license agreement. Within three days after KMI notifies the Company in writing that it has elected to exercise its option to enter into either or both of such license agreements, KMI and the Company shall execute and deliver the designated license agreement or license agreements.

Should Score not have produced the consumer marketable SCOREISPAPP by October 1, 2014 KMI may, at its sole option, terminate either or both Option Agreements. Within ten days of notification to Score of such termination, Score shall repay to KMI either a) $25,000 in the case of termination of one of the options; or b) $50,000 in the case of termination of both options.

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Dated: July 2, 2014

Agreed and Accepted,

/s/ John P. Ryan __________________

Score Technologies, Inc.

John Ryan, Director and Vice President

Date: 7/2/14

Agreed and Accepted,

/s/ Vivek R. Dave__________________

Knowledge Machine, Inc.

Vivek Dave, Director and President

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